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                                                                    EXHIBIT 99.1

For Immediate Release


                        LIBERTY SELF-STOR, INC. ANNOUNCES
                           THIRD QUARTER 2003 RESULTS

CLEVELAND, November 14, 2003 - Liberty Self-Stor, Inc. (OTC Bulletin Board:
LSSI) today reported that funds from operations from its 19 self-storage facilities for the third quarter of 2003 were $294,069, or $0.10 per share basic and diluted, and for the nine months ended September 30, 2003, were $821,242, or $0.27 per share basic and diluted. This is an increase of $453,361, or 123.2%, compared to the nine months ended September 30, 2002, when the funds from operations were $367,881. Liberty also reported a net loss of $13,329, or $0.004 per share basic and diluted, for the third quarter of 2003, and a net loss of $57,868, or $0.02 per share basic and diluted, for the nine months ended September 30, 2003. This compares to a net loss of $51,071, or $0.02 per share basic and diluted, for the third quarter of 2002, and a net loss of $273,581, or $0.09 per share basic and diluted, for the nine months ended September 30, 2002. The net loss for the nine months ended September 30, 2002, includes an $84,817 expense, net of minority interest, due to a change in accounting principle.

Liberty is a self-storage real estate investment trust headquartered in Mentor, Ohio. It owns and operates 19 self-storage facilities located in Ohio and New York. All 19 facilities are operated under the "Liberty Self-Stor, Ltd." trade name.

Any investor or potential investor in Liberty must consider the risks stated in filings by Liberty with the Securities and Exchange Commission, including Liberty's Form 10-KSB for the year ended December 31, 2002, 10-QSB for the quarter ended September 30, 2003, and other periodic filings.

11/14/2003

/CONTACT: Thomas J. Smith, President and Chief Operating Officer of Liberty Self-Stor, Inc., 440-974-3770